Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.	CONTACT:	Investors:
	745 Fifth Avenue, 19th Floor		Erica Bartsch
	New York, NY 10151		SVP, Sloane & Company (Investor Relations)
212-446-1875
ebartsch@sloanepr.com

Press:
Alexandra Delanghe
Chief Communications Officer
646-429-1845
adelanghe@mdc-partners.com

Scott Kauffman to Step Down as Chairman and CEO of MDC Partners

Kauffman Remains in his Role While Board of Directors Conducts Comprehensive Search for Successor

New York, NY, September 12, 2018 (NASDAQ: MDCA) – MDC Partners Inc. ("MDC Partners" or the "Company") announced today that Scott Kauffman will step down as the Company’s Chairman and Chief Executive Officer. He will remain in his role as Chairman and CEO until a successor is named, and Mr. Kauffman will also continue as a member of the MDC Board of Directors following the appointment of a new CEO. The search led by the Board, which has retained a national search firm, will focus on an executive who can further advance the Company’s ongoing commitment to creating value for shareholders, differentiating its agencies in a competitive industry, and enhancing its offerings to clients.

“We appreciate Scott’s efforts to lead MDC during a challenging transition time for the Company and the industry,” said Larry Kramer, Chairman of MDC’s HR & Compensation Committee. “He has advanced the Company’s offerings in data and technology, demonstrated a commitment to diversity and inclusion, and put in place a foundation that we believe sets our agencies up for success going forward. His commitment to stay on as we conduct this search ensures continuity and stability for our agencies, our talent, and our clients as we begin our next chapter.”

Added Mr. Kramer, “As we look ahead, our Board is fully committed to creating and delivering value to our shareholders. The person we identify to lead MDC going forward will share that deep commitment, with a focus on delivering the most innovative and creative business solutions to our growing client roster.”

Mr. Kauffman stated, “I remain confident that there is no company that can match MDC’s culture, creativity, partnership model and commitment to clients. I am grateful to the Board, our partner agencies and our clients for their support during my tenure as CEO. This is the right time for me to transition back to the Board, and I look forward to supporting our partners, the executive team and my colleagues throughout this process to ensure that we have the stability and continuity necessary for success.”

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.

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